CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Contingent Deferred Annuity Contracts	Not Applicable	Not Applicable	$1,000,000	$92.70

(1)	The amount to be registered and the proposed maximum offering price per unit are not applicable because the securities are not issued in predetermined amounts or units.
(2)	The proposed maximum aggregate offering price is estimated solely for the purpose of determining the registration fee.
The principal underwriter for these securities, Prudential Annuities Distributors, Inc. is not required to sell any specific number or dollar amount of securities, but will use its best efforts to sell the securities offered. The offering under this registration statement will conclude three years from the effective date of this registration statement, unless terminated earlier by the Registrant. See the prospectus included in Part 1 hereof for the date of the prospectus.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to Section 8(a) may determine.